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                                                                    Exhibit 99.k
                                 DEED OF LEASE

Agreement of Lease, made this 13th day of March 2000, between

TWIN TOWERS II ASSOCIATES, with its offices located at 1000 Wilson Boulevard, Suite 700, Arlington, VA 22209 hereinafter referred to as LANDLORD, and

MCG CREDIT CORPORATION, Incorporated in the State of Delaware, with its offices located at 1100 Wilson Boulevard, Suite 800, Arlington, VA 22209 hereinafter referred to as TENANT.

For and in consideration of the mutual covenants and conditions set forth herein, the Landlord and Tenant agree as follows:

1.   Demised Premises

     A. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord 11,740 rentable square feet on a portion of the eighth (8th) floor (the
"Demised Premises"), as shown on the attached floor plan marked Exhibit "A", annexed hereto and made a part hereof in the building known as 1100 Wilson Boulevard in Arlington, VA 22209 (the "Building"). Rentable square feet has been calculated using the current B.O.M.A. standard method of measurement.

     B. Delivery of the Demised Premises: Landlord shall deliver the Demised Premises in accordance with the following schedule and as further referenced on Exhibit "A-1", attached hereto and made a part hereof:

         1. Effective upon the execution of this Lease, Landlord shall deliver a portion of the Demised Premises comprised of 2,228 rentable square feet.
         2. Effective October 1, 2000, Landlord shall deliver the balance of the Demised Premises comprised of 9,512 rentable square feet.

2.   Term

The term of this Lease shall be for a period of two (2) years and three (3) months to commence May 1, 2000 (the "Commencement Date") and to terminate July 31, 2002 (the "Termination Date") (or until such term shall sooner terminate as hereinafter provided). The term "Lease Year" as used herein shall mean a period of 12 consecutive full calendar months during the term of this Lease. The first Lease year shall begin on the Commencement Date. Each succeeding Lease Year shall commence upon the anniversary of the Commencement Date.

3.   Annual Rental

During the entire term of this Lease, the Tenant shall pay Annual Rental for the Demised Premises as follows:

        Effective Dates          Annual Rental           Monthly Installment
        ---------------          -------------           -------------------
     05/1/2000-09/30/2000          $                          $5,292.00
     10/1/2000-09/30/2001          $355,140.00                $29,595.00
     10/1/2001-07/31/2002          $                          $30,631.00

     A. Additional Rent shall mean all payments due from Tenant to Landlord under the terms of this Lease other than Annual Rental. Tenant agrees to pay the Annual Rental and Additional Rent in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month during said term, at the office of the Landlord or such other place as Landlord may designate, without any set off or deduction whatsoever, except that Tenant shall pay the first monthly installment(s) on the execution hereof.

     B. If Tenant shall fail to pay any rental or other amount due Landlord on or before the close of business of the fifth (5th) day after the due date, the Tenant shall pay the Landlord as Additional Rent an amount equal to ten percent (10%) of the amount due, for each and every month, or part thereof, that such amount remains unpaid.

     C. The obligation of Tenant with respect to the payment of Annual Rental, or Additional Rent accrued and unpaid during the term of the Lease, shall survive the expiration or earlier termination of the Lease.

     D. This Lease is a full service gross Lease and there will be no pass-throughs for operating expenses, real estate taxes or utilities used in the Demised Premises except as otherwise specifically provided in this Lease.

4.   Tenant Improvements

     A. Upon the execution of this Lease, Landlord will deliver a portion of the Demised Premises comprised of 2,228 rentable square feet to Tenant in its as-is condition and Landlord shall provide the following Building Standard items to said portion of the Demised Premises:

         1.    Ceiling tile and ceiling grid.
         2.    Energy efficient parabolic light fixtures.
         3. Sufficient heating ventilation and air conditioning for general office use.
         4.    Fire and life safety system.

     B. Tenant hereby accepts the Demised Premises in its as-is condition and Landlord shall have no obligation to make any other improvements of any kind or nature whatsoever to the Demised Premises. Tenant shall improve the Demised Premises ("Tenant Improvements") in accordance with Tenant's final plans ("Tenant's Plans"), which plans shall be subject to Landlord's prior written approval, said approval shall not be unreasonably withheld, delayed or conditioned and shall be completed within seven (7) days from Landlord's receipt, (such work being hereinafter referred to as "Tenant's Work"). Landlord's approval of Tenant's Plans shall constitute approval of Tenant's design concept only and shall in no event be deemed a representation or warranty by Landlord as to whether








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Tenant's Plans comply with any and all legal requirements applicable to Tenant's
Plans and Tenant's Work. Tenant shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction thereover, which are necessary for the prosecution and completion of Tenant's Work. Any improvements or modifications, which Tenant wishes to make to the Demised Premises after completion of Tenant's Work, shall be deemed to be Alterations and shall be subject to the provisions of Article 10 of this Lease.

Prior to commencing Tenant's Work, Tenant shall provide to Landlord the name and address of each contractor and subcontractor (collectively "Contractor") which Tenant will employ to perform Tenant's Work, the use of which Contractor shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed if (i) the Contractor is properly licensed, and
(ii) Landlord has had no prior experience with such contractor which was unsatisfactory to Landlord. Tenant, in its sole discretion, may either issue a corporate guaranty of completion or obtain a Bond from a Contractor. Prior to commencement of any of Tenant's Work, Tenant shall deliver to Landlord, with respect to each Contractor which Tenant will employ to perform any of Tenant's Work, a certificate of insurance from each such Contractor specifying Landlord as a named insured (in care of Westfield Realty, Inc. and referring to the Building by its address) and evidencing that each such Contractor has obtained the following insurance coverage:

     1. comprehensive commercial general liability insurance, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection, with limits for each occurrence, of not less than Two Million Dollars ($2,000,000) with respect to bodily injury or death and One Million Dollars ($1,000,000) with respect to property damage or equivalent terms, conditions and limits under a commercial liability form policy;

     2. comprehensive automobile liability insurance with limits for each occurrence of not less than One Million Dollars ($1,000,000) with respect to bodily injury or death and One Million Dollars ($1,000,000) with respect to property damage; and

     3. worker's compensation or similar insurance in form and amounts required by law. Said Contractors shall also comply with other reasonable industry requirements of Landlord.

As an inducement to Tenant, Landlord shall provide to Tenant an allowance (the "Tenant Allowance") of Eleven Thousand One Hundred Forty Dollars ($11,140.00) to offset expenses incurred by Tenant in performing Tenant's Work. So long as Tenant is not in default or continually in default, Landlord shall remit payment of the Tenant Allowance within ten (10) days following Landlord's receipt from Tenant of (i) invoices reasonably evidencing work or services performed with respect to Tenant's Work; (ii) receipted bills or other evidence that the aforesaid invoices have been paid in full; and (iii) waivers or releases of liens from each of Tenant's Contractors in connection with the work performed or materials supplied as evidenced by the aforesaid invoices; provided that, notwithstanding the foregoing, any delay in payment resulting from the continuation of an uncured default shall be made immediately upon the Tenant's cure of such default. Notwithstanding the foregoing, at the request of Tenant, Landlord will pay directly to a Contractor invoices approved by Tenant, provided the Contractor delivers an appropriate waiver or release of lien.

5.   Security Deposit

In addition to the first (1st) months rent, Tenant has deposited with Landlord the sum of Twenty Nine Thousand Five Hundred Ninety Five Dollars ($29,595.00) upon Lease execution as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease (the "Security Deposit"); it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Annual Rental and Additional Rent, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any rent and Additional Rent or any other reasonable sum as to which Tenant is in default or for any reasonable sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the Demised Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event that Tenant shall fully and faithfully comply with all terms, provisions, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant after the date fixed as the end of the Lease and after delivery of entire possession of the Demised Premises to Landlord. In the event of a sale of the land and Building or leasing of the Building, of which the Demised Premises form a part, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit; and Tenant agrees to look to the new Landlord solely for the return of said Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord must apply the Security Deposit for the payment of Annual Rental, Additional Rent, or any other sum to which Tenant is in default, Tenant shall deposit with Landlord the amount so applied with in ten (10) days after written demand therefor.

6.   Certificate of Occupancy Use

Tenant will use Demised Premises for General office use and for no other
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purpose.  Tenant will not at any time use or occupy the Demised Premises in
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violation of the certificate of occupancy issued for the Demised Premises or the
Building of which the Demised Premises form a part. Tenant will not use or permit the Demised Premises or any part thereof to be used for any disorderly, unlawful or extra hazardous purpose and will not manufacture any commodity therein. Tenant will not use or permit the Demised Premises to be used for any purposes that unreasonably interfere with the use and enjoyment by other tenants of the Building nor which in Landlord's opinion, impair the reputation or character of the Building. Tenant shall refrain from and discontinue such use upon receipt of written notice from Landlord no later than three (3) days after mailing thereof. Tenant shall submit for the Certificate of Occupancy with Arlington County after occupying the Demised Premises.

7.   Holdover Provision

     A. If Tenant does not immediately surrender the Demised Premises upon the expiration or earlier termination of the Lease, and holds over with Landlord's express written consent, then Tenant shall become a Tenant from month to month and it is agreed that the tenancy thus created can be terminated by either party giving the other not less than thirty (30) days written notice to expire on the day of the month from which the tenancy commenced to run. Tenant agrees to pay monthly rental of Thirty One Thousand Seven Hundred Three Dollars ($31,703.00) during the holdover period and to keep and fulfill all the other covenants, conditions and agreements herein, and in case of default in the payment of rent or breach of any said covenants, conditions and agreements, Tenant hereby waives Tenant's right to a notice to quit.

     B. If Tenant does not immediately surrender the Demised Premises upon the expiration or earlier termination of the Lease, and holds over without Landlord's express written consent, then Tenant shall become a Tenant at sufferance and the rent shall be increased to one hundred fifty percent (150%) of the Annual Rental, Additional Rent, and other sums that would have been payable pursuant to the provisions of this Lease if the Lease had continued during such holdover period. In addition, Tenant shall be liable for any and all damages sustained by Landlord as a result of Tenant's holding over.

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     C.  All amounts payable to Landlord during the holdover period shall be paid on the first day of each calendar month during the holdover period until the Demised Premises have been vacated. Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's other rights and remedies including Landlord's right to evict Tenant and to recover damages.

8.   Bills and Notices

A bill, statement, notice or communication which Landlord or Tenant may desire or be required to give to the other party, may be delivered personally or served by recognized overnight courier, or by certified or registered mail addressed to Tenant before occupancy at 1100 Wilson Boulevard, Suite 800, Arlington, VA 22209 and after occupancy at the Demised Premises and to Landlord at 1000 Wilson Boulevard, Suite 700, Arlington, Virginia 22209 or at such other address as Tenant or Landlord shall designate by written notice to the other party. All notices shall be effective upon actual receipt as verified by written acknowledgment of delivery in the case of personal or overnight delivery and by the return receipt in the case of certified or registered mail.

9.   Elevators, Heat, Air-conditioning, Cleaning

     A.  Services Provided: As long as Tenant is not in Default, as defined in
Article 21 below, Landlord shall provide the following to Tenant, without additional charge, except as otherwise provided herein:

         1. Elevator service for common use, subject to call at all times, including Sundays and Holidays.
         2. Central heating and air conditioning from 7:00 a.m. until 6:00 p.m. on weekdays and from 9:00 a.m. until 1:00 p.m. on Saturdays, exclusive of Holidays, during the seasons of the year and within the temperature ranges usually furnished in comparable office buildings in the Washington, D.C. metropolitan area. Landlord shall provide heat and air conditioning at other times at Tenant's expense, provided that Tenant gives Landlord notice by 1:00 p.m. on weekdays for after-hour service on the next weekday, two (2) business days' notice before a Holiday for service on such Holiday and two (2) business days notice for after-hour service on Saturday or Sunday. Landlord shall charge Tenant for such after-hour, Holiday and special weekend service at the prevailing rates charged by Landlord from time to time to other tenants of the Building.
         3. Cleaning and char services in Landlord's standard manner in accordance with Exhibit C hereof.
         4. Electrical facilities to furnish electricity up to the Demised Premises Standard Electrical Capacity which shall be defined as sufficient electrical capacity to support Tenant's balanced consumption of five (5) watts per rentable square foot.
         5.  Rest room facilities.
         6. Routine maintenance and electrical lighting service for all Common Areas of the Building in such manner as Landlord deems reasonable.
         7. Reasonable access to the Demised Premises at all times, subject to such security procedures, restrictions and other regulations as Landlord may promulgate.

     B. Failure to Provide Services: Landlord shall have no responsibility or liability for failure to supply heat and/or air-conditioning, elevator, plumbing and electric service, during the period required for repairs, alterations, replacements, or improvements or when prevented from so doing by strikes, accidents, or any cause beyond Landlord's control, or by laws, orders or regulations of any Federal, State or Municipal Authority, provided, if the entire Demised Premises becomes untenantable for Tenant's purposes for a continuous period of five (5) business days as a result of any such service not being provided, Tenant shall be entitled to a proportionate abatement of Annual Rental for the period of time and to the extent to which the Demised Premises are untenantable. For purposes hereof, business days are Monday through Friday, excluding holidays observed by the Federal Government.

     C. Conservation: Tenant hereby agrees to comply with all energy conservation procedures, controls and requirements instituted by Landlord pursuant to any government regulations or otherwise, including but not limited to controls on the permitted range of temperatures, the volume of energy consumption or the hours of operation of the Building. Institution by Landlord of such controls and requirements shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.

     D. Recycling: Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations of Arlington County, federal, municipal, and local governments, departments, commissions, agencies and boards to the extent that they or this Lease impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this
Article 9.D, and, at Tenant's sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord.

     E. Maintenance: Notwithstanding any provision in the Lease to the contrary, Landlord shall be responsible to maintain and repair all structural elements of the Demised Premises and the Building and all base Building electrical, lighting, plumbing, air conditioning, heating and other base Building systems servicing the Demised Premises and the Building. Landlord shall promptly make any required repairs so as to maintain the Demised Premises and the Building in a condition equivalent to other first class office buildings of comparable quality which are located in proximity to the Building. Tenant shall be responsible for maintaining and repairing only (i) interior nonstructural portions of the Demised Premises for which Landlord is not otherwise responsible, and (ii) any damage caused by Tenant's acts or omissions.

10.  Alterations

     A. Tenant shall make no alterations, decorations, additions or improvements ("Alterations") in or to the Demised Premises without the prior written consent of Landlord. Landlord's consent shall not be unreasonably withheld for nonstructural interior alterations to the Demised Premises that do not adversely affect interior alterations to the Building's appearance, value and structure. All Alterations that Tenant is permitted to make to the Demised Premises shall (1) not harm the structural or the electrical, plumbing, heating or air-conditioning facilities of the Demised Premises or the Building; (2) comply with all applicable legal requirements including the American with Disabilities Act and other laws relating to the use of the Demised Premises by persons with disabilities; (3) become the property of Landlord, and shall be surrendered with the Demised Premises at the Termination Date, to the extent that such Alterations are of a permanent nature or cannot be removed without structural damage to the Demised Premises or the Building; and (4) be performed, at Tenant's sole cost and expense, in a good and workmanlike manner by contractors approved by Landlord, using materials of first-class quality.

     B. Except as otherwise provided in Section 10.A., all furniture, furnishings, cablings and trade fixtures, installed by or at the expense of Tenant ("Tenant's Special Installations") shall remain the property of Tenant. If Tenant is not then in default under this Lease, Tenant may, at its expense, remove Tenant's Special Installations at the Termination Date, provided that Tenant fully repairs any damage occasioned by such removal. At Landlord's option, Tenant shall be obligated, at its expense, to remove all of Tenant's Special Installations at the Termination Date.

     C. Tenant shall not permit any materialmen's or mechanic's liens to be filed against the Demised Premises or the Building in connection with any item or construction or repair performed by or at the request of Tenant. If any such lien is filed, Tenant shall, within thirty (30) days after notice, discharge the lien of record or, if Tenant elects to contest the lien by the appropriate proceedings, bond

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of the lien and prosecute the proceedings.  If Tenant fails to discharge or bond off the lien, Landlord may do so and any monies expended by Landlord in doing so, including reasonable attorneys' fees and legal expenses, shall be reimbursed by Tenant promptly. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished to Tenant upon credit, and that no mechanics or materialmen's lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Demised Premises or the Building.

11.  Ownership and Removal of Property

     A. Landlord's Property: Any Alterations and other improvements and any equipment, machinery, furnishings and other property, installed or located in the Demised Premises, the Building or the Land by or on behalf of Landlord or Tenant, except for Tenant's Personal Property: (i) shall immediately become the property of Landlord, and (ii) shall be surrendered to Landlord with the Demised Premises as a part thereof at the end of the Term; provided, however, that if Landlord requests Tenant to remove any Alterations installed by or on behalf of Tenant, Tenant shall cause the same to be removed at Tenant's expense on or before the Termination Date, or shall reimburse Landlord for the cost of such removal, as elected by Landlord (unless Landlord expressly waives in writing the right to require such removal at the time Landlord give its consent to the making of such Alterations).

     B. Removal of Property At End of Term: Tenant shall remove all of Tenant's Personal Property from the Building and the Land on or before the Termination Date. Any personal property belonging to Tenant or to any other person or entity which is left in the Building or on the Land after the date this Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to store such property at Tenant's sole cost and/or to dispose of it in whatever manner Landlord considers appropriate, without waving its right to claim from Tenant all expenses and damages caused by Tenant's failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as a result. For the purposes of this Lease, Tenant's Personal Property shall be defined as those items such as telephone equipment, computer equipment, personal belongings and furniture which are removable without substantial damage to the partitions or other permanent improvements within the Demised Premises.

12.  Repairs and Maintenance

     A. Tenant shall take good care of the Demised Premises and the fixtures and appurtenances therein and at its sole cost and expense make all repairs to Tenant Alterations as and when needed to preserve them in good working order and condition. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter, or fixtures into or out of the Building without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. All damage or injury to the Demised Premises and to its fixtures and equipment or to the Building or to its fixtures and equipment caused by Tenant moving property in or out of the Building or by Tenant's installation or removal of furniture, fixtures or other property, or resulting from air-conditioning unit or systems, short circuits, flow or leakage of water or from any other cause of any other kind or nature whatsoever due to carelessness, omission, neglect, improper conduct or other cause of Tenant, its servants, employees, agents, visitors or licensees shall be repaired, restored or replaced by Landlord at the expense of Tenant and collectible as Additional Rent and shall be paid by Tenant within ten (10) days after rendition of a bill or statement therefor.

     B. Tenant shall not place a load upon any floor of the Demised Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed, by law. Landlord reserves the right to prescribe the weight and position of all safes and heavy equipment which must be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's judgement to absorb and prevent vibration, noise, and annoyance.

     C. There shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs, alterations, additions or improvements in or to any portion of the Building or Demised Premises, or in or to fixtures, appurtenances, or equipment thereof, and no liability upon Landlord for failure of Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building or of Demised Premises, or in or to the fixtures, appurtenances or equipment thereof.

13.  Requirements of Law

Tenant at its sole expense shall comply with all laws, orders and regulations of Federal, State, County and Municipal Authorities, and with any direction of or violation cited by any public officer or officers, pursuant to law, which shall impose any order or duty upon Tenant with respect to Demised Premises, or the use or occupation thereof; Tenant shall not do or permit to be done any act or thing upon said Demised Premises, which will invalidate or be in conflict with fire insurance policies covering the Building and fixtures and property therein, or permit anything to be done, in or upon said Demised Premises, or bring or keep anything therein which would increase the rate for fire insurance applicable to the Building, or use the Demised Premises in a manner which shall increase the rate of fire insurance on the Building. If by reason of failure of Tenant to comply with the provisions of this paragraph the fire insurance rate shall be higher than it otherwise would be, then Tenant shall reimburse Landlord, as Additional Rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord, which shall have been charged because of such failure or use by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord. Tenant shall not bring or permit to be brought or kept in or on the Demised Premises, any flammable, combustible or explosive fluid, material, chemical or other hazardous substances except for normal and customary office and cleaning supplies, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to emanate from the Demised Premises.

14.  Insurance

     A. Landlord and Tenant, shall indemnify and save each other harmless from legal action, damages, loss, liability and other expense in connection with loss of life, bodily or personal injury or property damage arising from or out of the use or occupancy of the Demised Premises by Tenant or the portions of the Building outside of said Demised Premises by Landlord, occasioned wholly or in part by any negligence or willful misconduct of Tenant and Landlord, their respective agents, contractors, employees or persons claiming through them.

    B. Tenant covenants and agrees that from and after the date of delivery of the Demised Premises from Landlord to Tenant, and during the term of this Lease or any renewal thereof, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance in the amount specified and in the form hereinafter provided for:

          1. Tenant shall keep in full force and effect Public Liability Insurance in respect to the use and occupation of its Demised Premises, naming Landlord, Landlord's mortgagees, ground lessor and Tenant as insureds in the amount of $1,000,000.00 per person and $1,000,000.00 per occurrence on account of personal injury to or death of one or more persons and $1,000,000.00 on account of damage to property and shall deposit the policy or policies of such insurance, or a certificate or certificates thereof (the "Insurance Certifications"), with Landlord.

          2. Tenant agrees to keep and maintain such All Risk Insurance necessary to cover its furniture, furnishings, and equipment (the "Equipment") and its Tenant Alterations and Tenant's Special Installations at full replacement value. It is expressly understood and agreed that none of such Equipment, Tenant Alterations, and Tenant's Special Installations shall be

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               insured by Landlord under Landlord's insurance nor shall Landlord be required under any provisions of this to either reinstall, repair or replace any such Equipment, Tenant Alterations, Tenant's Special Installations. Said policy or policies shall provide protection against any peril included within the classification "All Risk Coverage" together with insurance coverage against sprinkler damage, vandalism and malicious mischief. The proceeds of Tenant's policy to the extent of the cost of any damage or loss to the Equipment, Tenant Alterations and Tenant's Special Installations shall be used for the repair and replacement of the property damaged or destroyed.
          3. Tenant may maintain any of its required insurance under blanket policies of insurance covering said Demised Premises and any other premises of Tenant, or companies affiliated with Tenant, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy.
          4. The above mentioned Insurance Certifications are to be provided by Tenant to Landlord, for a period of not less than one (1) year, and provide that thirty (30) days prior to the expiration of any said policy of insurance there will be delivered to the Landlord notice of any change or cancellation or a renewal or new policy to take the place of the policy expiring, with the further understanding that should the Tenant fail to furnish said notice or policies as is provided in this Lease, and at the times herein provided, the Landlord may obtain such insurance and the premiums on such insurance shall be deemed Additional Rent to be paid by the Tenant to the Landlord upon demand.
          5. Tenant shall notify Landlord forthwith in the event of any damage to persons or property occurring on the Demised Premises from fire, accident or any other casualty.

     C. Landlord covenants and agrees that during the term of this Lease or any renewal thereof, Landlord will carry and maintain the following types of insurance, in the amounts specified and in the form hereinafter provided for:
          1. Landlord shall keep and maintain in full force and effect Public Liability Insurance with minimum limits of $1,000,000.00 per person and $2,000,000.00 per occurrence on account of bodily injury to or death of one or more persons and $1,000,000.00 on account of damage to property.
          2. Landlord shall, at all times, keep and maintain in full force and effect All Risk coverage policy or policies of insurance covering the Building and common areas (excluding Tenant Alterations and other improvements which are the responsibility of the tenants) and equipment (excluding tenant's fixtures, merchandise, personal property and betterment's and any other item included in tenant's insurance) in any amount not less than full replacement cost (exclusive of the cost of excavations, foundations and footings) updated from time to time during the term of this Lease or the amount of such insurance which Landlord's mortgage lender may require Landlord to maintain, whichever is the greater, providing protection against any peril generally including within the classification "All Risk Coverage", together with insurance against sprinkler damage, vandalism and malicious mischief.
          3. Landlord's obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Landlord provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy of insurance.

     D. Notwithstanding any other provisions of this Lease of the contrary, Tenant hereby waives any right it may have against Landlord and against any of the other parties in interest or against any other tenants or occupants of space in the Building on account of any loss or damage occasioned to Tenant, its Tenant Alterations, Tenant's Special Installations, Equipment, property, or contents of the Demised Premises arising from any risk generally covered by the insurance required to be carried hereunder by Tenant whether or not such a policy shall be in force. Landlord hereby waives any rights it may have against Tenant on account of any loss or damage occasioned to Landlord, its property or the Building arising from any risk covered by the insurance required to be carried hereunder by Landlord, whether or not such a policy shall be in force. The parties hereto, each on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that such insurance company(ies) may have against Landlord, said other parties, tenants or occupants, or Tenant, as the case may be. If either Landlord or Tenant shall be unable, after using best efforts, to obtain and/or maintain the waiver of subrogation set forth in the immediately preceding sentence from its insurance carrier(s) (or from any other insurance carrier(s) without substantial increase cost) and shall so notify the other party of such inability within thirty (30) days thereafter, then the above mutual waiver of subrogation shall no longer be effective until again obtainable by both parties.

     E. Landlord shall not be responsible or liable to Tenant, or those claiming by, through or under Tenant, for any loss or damage to their person or property resulting from the acts or omissions of persons occupying space adjoining or adjacent to the Demised Premises or any other part of the Building.

15.  Subordination

This Lease is subject and subordinate to the lien of any mortgage, or deed of trust encumbrance or encumbrances, which may now or hereafter affect the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. Within ten
(10) business days after request by Landlord, the Tenant will execute such instruments in recordable form as may reasonably be requested by Landlord to evidence the subordination of this Lease to any present or future mortgage or deed of trust encumbrance affecting the Building.

16.  Property - Loss, Damage, Reimbursement

Landlord or its agents shall not be liable for any damage to property of Tenant or of other property entrusted to employees of the Landlord, nor for the loss of or damage to any property of Tenant by theft or otherwise unless such damage, or loss shall be a direct result of Landlord's negligence or willful misconduct. Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, steam, gas, electricity, water, rain or snow or leaks from any part of said Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause or nature whatsoever, unless caused by or due to the negligence or willful conduct of Landlord or its agents, servants or employees; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in said Building or caused by operations or construction of any private, public or quasi public work. If at any time any windows of the Demised Premises are temporarily closed for any reason whatsoever including, but not limited to, Landlord's own acts, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Tenant shall reimburse and compensate Landlord as Additional Rent within ten (10) days after rendition of a statement for all reasonable expenditures made by or damages or fines sustained or incurred by, Landlord due to non-performance or non-compliance with or breach or failure to observe any term, covenant or condition of this Lease upon Tenant's part to be kept, observed, performed or complied with. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Demised Premises or in the Building or of defects therein or in any fixtures or equipment as soon as Tenant becomes aware of such.

17.  Destruction - Fire or Other Cause

If the Demised Premises shall be partially damaged by fire or other cause, the damages shall be repaired by and at the expense of Landlord and the rent until such repairs shall be made shall be apportioned according to the part of the Demised Premises which is usable by Tenant. But if such partial damage is due to the willful misconduct or negligence of Tenant, Tenant's servants, employees, agents, or licensees, without prejudice to any other rights and remedies of Landlord of the damages shall be repaired by Landlord but there shall be no apportionment or abatement of rent. No penalty shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Landlord, and for reasonable delay on account of "labor troubles", or any other cause, and if Landlord shall decide not to restore or not to rebuild the same, or if the Building shall be so damaged that Landlord shall decide to demolish it or not to rebuild it, then or in any of such events Landlord may, within ninety (90) days after such fire or other cause, give Tenant a notice in writing of such decision, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord. If Tenant shall not be in default under this Lease then, upon the termination of this Lease under the conditions provided for in the sentence immediately preceding, Tenant's liability for rent shall cease as of the day following the casualty.

               18. Eminent Domain

                   A. If the whole or any part of the Demised Premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this Lease shall cease and terminate from the date of title vesting in such proceeding or negotiated private sale in lieu thereof and Tenant shall have no claim against Landlord for the value of any unexpired term of said Lease.

                   B. Any award for the Building and for damages to the residue, or any negotiated payment by private sale in lieu thereof, shall be the property of the Landlord, and the Tenant hereby assigns to Landlord all its rights, title, and interest in and to any such award or payment. The Tenant, however, shall be entitled to claim, prove, and receive in any condemnation proceeding or negotiated private sale in lieu thereof, such awards or amounts that are made by the condemnation court or paid by the condemning authority in addition to and do not reduce the award made or amount paid to Landlord or ground lessor for all land and buildings, or parts thereof, so taken, condemned, or purchased.

               19. Assignment and Subletting

                   A. Tenant shall not voluntarily or by operation of law
               assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Demised Premises, without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void. Notwithstanding the provisions hereof, Landlord shall consent to an assignment or subletting of the Demised Premises, or any portion thereof, by Tenant to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Demised Premises, provided that said assignee assumes, in full, the obligations of Tenant under this Lease.



                   B. Expenses and Profits; Effect of Consent:
                      1. In the event Landlord consents Tenants assignment or subletting of all or a portion of the Demised Premise to a third party, any sums that are paid by such third party for the right to occupy the Demised Premises, in excess of the Rent then in effect shall be paid by Tenant to Landlord on a monthly basis as Additional Rent.
                      2. Tenant shall be responsible for all costs and expenses, including reasonable attorneys' fees, incurred by Landlord in connection with any proposed or purported assignment or sublease and an administrative fee of One Thousand Dollars ($1,000,00).
                      3. The consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid thirty (30) days notice of, or from obtaining the consent of Landlord to, any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing.

               20. Access to Demised Premises

               Tenant shall permit Landlord to erect, use and maintain, pipes and conduits in and through the Demised Premises, provided such does not impair Tenant's ability to conduct its business in the normal course. Landlord or Landlord's agents shall have the right to enter the Demised Premises at all reasonable times to examine the same, and to show them to prospective purchasers, mortgagees or lessees of the Building, and to make such decorations, repairs, alterations, improvements or additions as Landlord may reasonably deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said Demised Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part and the rent reserved shall in no way abate while said decorations, repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. If Tenant shall not be personally present to open and permit an entry into said Demised Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord's agents may enter the same by a master key without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord's agents shall accord reasonable care to Tenant's property), and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair, of the Building or any part thereof, other than as herein provided. Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known provided such does not impair Tenant's ability to conduct its business in the normal course.

               21. Default

                   A. Termination of Lease: Upon occurrence of any Event of
               Default, Landlord may, at its option, in addition to any other remedy or right given hereunder or by law,
                      1. Give notice to Tenant that this Lease shall terminate upon the date specified in the notice, which date shall not be earlier than five (5) days after the giving of such notice, or
                      2. Immediately or at any time after the occurrence of such Event of Default, and without notice or demand, enter upon the Demised Premises or any part thereof in the name of the whole, and upon the date specified in such notice, or in any other notice pursuant to law, or upon such entry, this Lease and the term thereof shall terminate.

                   B. Event of Default - Defined: Each of the following shall be deemed an Event of Default:
                      1. failure to make any payment of Annual Rent, Additional Rent or other payments hereunder five (5) days after Tenant's receipt of written notice from Landlord,
                      2. if Tenant shall default in the performance or observance of any other covenant or condition of this Lease and continue in default for thirty (30) days after notice of such default from Landlord.
                      3.  abandonment of the Demised Premises;
                      4.  the filing or execution or occurrence of


                                       6

               a.   a petition in bankruptcy by or against the Tenant;
               b. a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or other relief of the same or different kind under any provision of a bankruptcy act;
               c. adjudication of Tenant as a bankrupt or insolvent; or insolvency in the bankruptcy equity sense;
               d. an assignment for the benefit of creditors whether by trust, mortgage or otherwise;
               e. a petition or other proceeding by or against the Tenant for, or the appointment of, a trustee, receiver, guardian, conservator or liquidator of Tenant with respect to all or substantially all of Tenant's property;
               f. a petition or other proceeding by or against the Tenant for its dissolution or liquidation, or the taking of possession of the Tenant by any governmental authority in connection with dissolution or liquidation;
               g. the taking by any person of the leasehold created hereby or any part thereof upon execution, attachment or other process of law or equity.

     C. Repossession: Upon termination of this Lease as hereinabove provided, or pursuant to statute, or by summary proceedings or otherwise, the Landlord may without demand or notice enter forthwith upon any part of the Demised Premises, in the name of the whole, if it has not done so, and resume possession either by summary proceedings, or by action at law or in equity or by force or otherwise, as the Landlord may determine, without being liable in trespass or for any damages. In no event shall such re-entry or resumption or possession or reletting as hereafter provided be deemed to be an acceptance or surrender of this Lease or a waiver of the rights or remedies of Landlord hereunder.

     D. Reletting: Upon termination of this Lease in any manner above provided, the Landlord shall use reasonable efforts to relet the Demised Premises. The Landlord shall be conclusively deemed to use reasonable efforts if it leases the whole or any part of the Demised Premises, separately or with other premises, for any period equal to or less than, or extending beyond, the remainder of the original term, for any sum or to any tenant or for any use it deems reasonably satisfactory or appropriate.

22.  Damages

Upon termination of this Lease in any manner above provided, or by summary proceedings or otherwise, Tenant shall pay to Landlord forthwith without demand or notice the sum of the following:

     A. All Annual Rental or Additional Rent and other payments accrued to the date of such termination and a proportionate part of the rent otherwise payable for the month in which such termination occurs;

     B. The cost of making all repairs, alterations and improvements required to be made by the Tenant hereunder, and of performing all covenants of the Tenant relating to the condition of the Demised Premises during the term and upon expiration or sooner termination of this Lease;

     C. An amount equal to "Liquidated Damages" or "Indemnity Payments" whichever is larger, determined and payable as set forth below. "Liquidated Damages" means an amount equal to the present value of the excess of the Annual Rental, Additional Rent and other payments reserved in this Lease for the portion of the term remaining after termination of the Lease (hereinafter referred to as the "Unexpired Term") over the then fair and reasonable rental value of the Demised Premises for such period of the term. "Indemnity Payments" means all the Annual Rental, Additional Rent and other payments reserved under this Lease which would have become due and owing thereunder from time to time during the Unexpired Term less, to the extent not previously deducted or credited, the Annual Rental, Additional Rent and other payments actually collected and allocable to the Demised Premises or to the portions thereof relet by the Landlord reduced, to the extent not previously deducted or credited, by the costs and expenses, including but not limited to reasonable attorneys' and brokers' fees and expenses, paid or incurred by Landlord in connection with

          1.   obtaining possession of the Demised Premises;
          2.   removal and storage of Tenant's or other occupant's property;
          3. care, maintenance and repair of the Demised Premises while vacant;
          4. reletting the whole or any part of the Demised Premises (which reletting may be for a period or periods of time less than the unexpired term hereof or extending beyond the term thereof);
          5. repairing, altering, renovating, partitioning, enlarging, remodeling or otherwise putting the Demised Premises, either separately or as part of a larger demised premises, into condition acceptable to, and reasonably necessary to obtain new tenants. Such costs and expenses shall be deemed prima facie to be the amounts thereof invoiced to the Landlord or actually expended or incurred therefor by the Landlord. The Tenant shall, without prior demand or notice, make Indemnity Payments monthly in arrears with respect to such portion thereof as includes Annual Rental (as distinguished from Additional Rent and other payments) and upon the respective dates provided therefor in the Lease with respect to Additional Rent and other payments. The Landlord may sue for all such Indemnity Plans as they accrue without waiting until the date fixed in the Lease as the expiration date thereof. Any action or proceeding to recover Liquidated Damages shall not be a waiver of Landlord's right to recover Indemnity Payments and vice versa but in any action or proceeding to recover Indemnity Payments to the extent that they include Annual Rental (as distinguished from Additional Rent and other payments), brought contemporaneously with or after an action or proceeding to recover Liquidated Damages which has not been discontinued, there shall be deducted from the claim for Indemnity Payments (to the extent not previously deducted or credited) such portion of the Liquidated Damages as is in the same proportion to such Liquidated Damages as the portion of the unexpired term for which monthly Indemnity Payments have accrued bears to the unexpired term.

23.  Waiver of Redemption

Tenant hereby expressly waives any and all right of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of Demised Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

24.  Fees and Expenses

If Tenant shall default in the observance or performance of any term or covenant on Tenant's part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, Landlord may immediately or at any time thereafter and without notice perform the same for the account of Tenant, and if Landlord makes any expenditures or incurs any obligations for payment of money in connection therewith including, but not limited to, attorneys' fees in instituting, prosecuting or defending any action or proceeding, such reasonable sums paid or obligations incurred with interest and costs shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant therefor.

25.  No Representations by Landlord

Landlord or Landlord's agents have made no representations or promises with respect to the said Building, the Land upon which it is erected or the Demised Premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. The taking possession of the Demised Premises by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts same "as is" and that said Demised Premises and the Building were in good and satisfactory condition at the time such possession was so taken.

26. Quiet Enjoyment

So long as Landlord is the owner of the Building, Landlord covenants and agrees with Tenant that upon Tenant paying the Annual Rental and Additional Rent and observing and performing all the terms, covenants and conditions, on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises hereby demised, subject, nevertheless to the terms and conditions of this Lease and any ground leases, underlying leases and mortgages.

27. Failure to Give Possession

If Landlord is unable to give possession of the Demised Premises on the Commencement Date by reason of the holding over or retention of possession of any tenant, tenants or occupants or for any other reason, or if repairs, improvements or decorations of the Demised Premises are not completed, then the rent reserved and covenanted to be paid herein shall not commence until the possession of Demised Premises is given or the Demised Premises are available for occupancy by Tenant, and no such failure to give possession on the Commencement Date shall in any way affect the validity of this Lease or the obligations of Tenant hereunder, nor shall same be construed in any way to extend the term of this Lease. Landlord shall not be subject to any liability for the failure to give possession on said Commencement Date. If permission is given to Tenant to enter into the possession of the Demised Premises or to occupy premises other than the Demised Premises prior to the Commencement Date, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease and the rental amount for such period of early occupancy shall be a proportionate amount of the Annual Rental.

28. No Waiver

No act or thing done by Landlord or Landlord's agents during the term hereby demised shall be deemed an acceptance of a surrender of said Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of said Demised Premises prior to the termination of the Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of the Lease or a surrender of the Demised Premises. In the event of Tenant at any time desiring to have Landlord sublet the Demised Premises for Tenant's account, Landlord or Landlord's agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant's effects in connection with such subletting. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided. This Lease together with concurrently executed addendum contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

29. Waiver of Trial by Jury

It is mutually agreed by and between Landlord and Tenant freely and knowingly, and with the advice of counsel that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant, Tenant's use or occupancy of said Demised Premises, and/or any claim of injury or damage, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Landlord commences any summary proceeding for nonpayment of rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding.

30. Inability to Perform

This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall, except as otherwise provided herein, in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repair, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strike or labor troubles or any outside cause beyond its control including, but not limited to, governmental preemption in connection with a national Emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

31. Equipment Provision

    A. Permitted Equipment: Tenant shall not install or operate in the Demised Premises any equipment or other machinery that, in the aggregate, will cause Tenant to use more than the Demised Premises Standard Electrical Capacity, without: (i) obtaining the prior written consent of Landlord, who may condition its consent upon the payment by Tenant of Additional Rent for additional consumption of utilities, additional wiring or other expenses resulting therefrom, (ii) securing all necessary permits from governmental authorities and utility companies and furnishing copies thereof to Landlord, and (iii) complying with all other requirements reasonably imposed by Landlord. Prior to the Commencement Date, Tenant shall provide Landlord with a list of all equipment that Tenant intends to install or operate in the Demised Premises which operate on more than one hundred twenty (120) volts, and Tenant shall provide Landlord with an updated list of such equipment prior to the installation or use of any additional equipment which operates on more than one hundred twenty (120) volts. Tenant shall not install any equipment or machinery which may necessitate any changes, replacements or additions to or material changes in the use of water, heating, plumbing, air conditioning or electrical systems of the Building without obtaining the prior written consent of Landlord, who may withhold its consent in its absolute discretion.

    B. Payment For Excess Utility Usage: If Tenant's equipment shall result in electrical demand in excess of the Demised Premises Standard Electrical Capacity, Landlord shall have the right, in its sole discretion, to install additional transformers, distribution panels, wiring and other applicable equipment at the expense of Tenant. None of the equipment so installed shall be deemed to be tenant's personal property. If at any time during the Term, Tenant's connected electrical load from its use of equipment and fixtures (including incandescent lighting and power), as estimated by Landlord, exceeds the Demised Premises Standard Electrical Capacity, then Landlord may, at its option: (i) install separate electrical meter(s) for the Demised Premises, or (ii) cause a survey to be made by an independent electrical engineer or consulting firm to determine the amount of electricity consumed by Tenant beyond the Demised Premises Standard Electrical Capacity. Tenant shall reimburse Landlord for the cost of the installation of said meter(s) or completion of said meter(s) or survey, and shall pay as Additional Rent the cost of any electricity in excess of an average of the Demised Premises Standard Electrical Capacity, at the rate charged by the utility company providing such electricity, assuming continuous business hours, within ten (10) days after receipt of any bill therefor from Landlord.

     C. Noise; Vibration; Floor Load: Business machines and equipment belonging to Tenant, which cause noise or vibration that may be transmitted to any part of the Building to such a degree as to be objectionable to Landlord or to any tenant of the Building, shall be installed and maintained by Tenant at Tenant's expense on devices that limit the noise and vibration. Tenant shall not place any load upon the floor of the Premises which exceeds the per square foot load the floor was designed to carry Eighty (80) pounds per square foot for live load and Twenty (20) pounds per square foot for dead loads.

32.  Captions

The Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

33.  Definitions

The term "Landlord" as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the land and Building (or the owner of a lease of the Building or of the land and Building) of which the Demised Premises form a part, so that in the event of any sale or sales of said land and Building or of said lease, or in the event of a lease of said Building, or of the land and Building, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the Building, or the land and Building, that the purchaser or the lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord, hereunder. The words "re-enter" and "re-entry" as used in this Lease are not restricted to their technical legal meaning.

34.  Rules and Regulations

Tenant and Tenant's servants, employees, agents, visitors and licensees shall observe faithfully, and comply strictly with reasonable Rules and Regulations as Landlord or Landlord's agents may from time to adopt. Notice of any Rules or Regulations or amendments thereof shall be given to Tenant in such manner as Landlord may elect. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licenses. In the event that his Lease provides that Tenant's use and occupancy of the Demised Premises or common areas shall be subject to any rules and regulations, whether now existing or hereafter promulgated, each such rule or regulation shall apply only to the extent that it shall not unreasonably interfere with Tenant's use and occupancy of the Demised Premises or materially diminish the value of this Lease. Each such rule and regulation shall be interpreted and enforced reasonable without discrimination.

35.  Binding Effect

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

36.  Estoppel Certificates

Within ten (10) days of request by the Landlord, the Tenant agrees to deliver in recordable form to the Landlord or to any prospective mortgagee or purchaser of the Building, a statement or statements in writing, setting forth the commencement and termination dates of this Lease, certifying that this Lease is or is not in full force and effect; that the Tenant has or has not accepted the Demised Premises and is or is not in full and complete possession thereof; that the Lease has not been changed, modified, or amended, or if it has, stating the specific changes, modifications, or amendments thereto; that all Leasehold improvements have been fully completed in accordance with plans and specification approved by the Tenant or stating specifically any failure to so complete such improvements; that, as of the date of certification, the Tenant has not paid rental for more that the current month or stating the amount of rental so paid; and that there are no defaults under this Lease nor defenses or offsets thereto or if there are any such defaults, defenses, or offsets stating the specific defaults, defenses, or offsets claimed by the Tenant; and setting forth such additional information as may be requested.

37.  Attornment

In the event of the exercise of any power of sale under the provisions of any mortgage or deed of trust now or hereafter encumbering the Building, the Tenant agrees that it shall attorn to the purchaser at such sale, and that it shall recognize such purchaser as the landlord under the terms and provisions of this Lease and shall continue this Lease in full force and effect regardless of whatever such mortgage or deed of trust was superior or subordinate to this Lease.

38.  Parking

Throughout the Term of the Lease, Landlord shall provide Tenant with thirty (30) unreserved parking permits at the then prevailing monthly rate which is currently One Hundred Thirty Five Dollars ($135.00) per unreserved permit per month ("Parking Permits"). Landlord reserves the right to relocate up to eight
(8) of the Parking Permits to the 1101 Wilson Boulevard garage.

39.  Hazardous Material

     A. Definition: As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", infectious wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any federal, state or local laws, regulations or ordinances including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

     B. General Prohibition: Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Demised Premises, the Building, or the Land (hereinafter referred to collectively as the "Property") by Tenant, its affiliates, agents, employees, contractors, subtenants, assignees or invitees. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including without limitation, attorneys', consultants', and experts', fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant, its affiliates, agents, employees, contractors, subtenants, assignees or invitees.

     C. Notice: In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing those Hazardous Materials arising out of or related to the use or occupancy of the Property by Tenant or its affiliates, agents, employees, contractors, subtenants, assignees or invitees but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to protect Landlord's interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Demised Premises, the Property or Tenant's use or occupancy thereof.

     D. Survival: The respective rights and obligations of Landlord and Tenant under this Section 39 shall survive the expiration or earlier termination of this Lease.

40.  Renewal Option

So long as Tenant is not in default and has not been repeatedly in default throughout the Term, Tenant shall have the right to extend the Term of the Lease for the entire Demised Premises for one (1) five (5) year period by providing Landlord with at least fourteen (14) months prior written notice ("Renewal Option"). In the event Tenant exercises the Renewal Option, then effective August 1, 2002, the Annual Rental for the entire Demised Premises shall be increased to Thirty Four Dollars ($34.00) per rentable square foot and effective August 1, 2003 and each August 1 thereafter, the Annual Rental shall be increased by three and one half percent (3.5%) over the prior year's Annual Rental. In addition, if Tenant exercises the Renewal Option, Landlord shall provide Tenant with an allowance equal to One Hundred Seventeen Thousand Four Hundred Dollars ($117,400.00) which Tenant shall utilize to offset the costs associated with modifying or improving the Demised Premises during the extended Term.

41.  Americans with Disability Act

Throughout the Term, Landlord shall be in compliance with Arlington County's ADA requirements.

42.  Release of Landlord

Any provision in the Lease which purports to release or limit Landlord's liability in the event of an assignment, sale or transfer of the Building or the Office Building Project by Landlord is conditioned upon such assignee, buyer or transferee assuming in writing, in a commercially reasonable form and delivering a copy of the same to Tenant, Landlord's obligations under this Lease arising after such assignment, sale or transfer. In addition, in no event shall Landlord be released of any acts or omission of Landlord or other obligations of Landlord arising prior to such assignment, sale or transfer after the date of such sale or transfer.

In Witness Whereof, Landlord and Tenant have respectively signed and sealed this Lease of the day and year first above written.

Witness for Landlord:                   TWIN TOWERS II ASSOCIATES

/s/ Lisa A. Story                       BY: /s/ William Brakefield
---------------------------                 ----------------------------



Witness for Tenant:                     MCG CREDIT CORPORATION

/s/ Samuel G. Rubenstein                BY: /s/ Steven F. Tunney
---------------------------                 ----------------------------

                                  EXHIBIT "A"
                                  -----------



                                 [FLOOR PLAN]






                             1100 WILSON BOULEVARD
                    ======================================

                             EIGHTH (8TH) FLOOR

                                 Exhibit "A-1"
                                 -------------



                                 [FLOOR PLAN]






                          2,228 RENTABLE SQUARE FEET

                             1100 WILSON BOULEVARD
                             EIGHTH (8TH) FLOOR

                                                                   Exhibit "A-1"
                                                                   -------------


                                 [FLOOR PLAN]







                          9,512 RENTABLE SQUARE FEET

                             1100 WILSON BOULEVARD
                              EIGHTH (8TH) FLOOR

                                  EXHIBIT "B"
                                  -----------

                            MCG CREDIT CORPORATION
                            ----------------------

                     Certificate as to Resolution of the
                     -----------------------------------
                       Board of Directors and Incumbency
                       ---------------------------------


          The undersigned, Samuel G. Rubenstein (the "Declarant"), hereby certifies to TWIN TOWERS II ASSOCIATES, a Virginia Limited Partnership, in his capacity as Secretary of MCG CREDIT CORPORATION, a Delaware corporation (the "Company"), that he is authorized in such capacity to execute this Certificate on behalf of the Company, and further certifies that:

          (1) The following resolution was adopted on the 29th day of February, 2000 by a vote of the Board of Directors of the Company and duly filed with the minutes of the Company:

                   "RESOLVED, that the proposed Deed of Lease ("Arlington
               Lease") by and among the Corporation [MCG Credit Corporation] and Twin Towers II Associates be, and the same hereby is, approved; and


                   FURTHER RESOLVED, that the Authorized Officers [Steven F.
               Tunney and/or Bryan J. Mitchell] be, and each of them acting individually is, hereby authorized, empowered and directed, in the name and on behalf of the Corporation, to execute, acknowledge, seal and deliver the Arlington Lease with Twin Towers II Associates, with such changes thereto as may be approved by the Authorized Officer executing and delivering same, such execution and delivery to constitute conclusive evidence that the same has been authorized by the Corporation in every respect; and

                   FURTHER RESOLVED, that all actions that have previously been taken by any officer or director of the Corporation in connection with the actions and transactions relating to the leasing of office space in Arlington, Virginia for the Corporation be, and the same hereby are, approved, ratified and confirmed in all respects."

          (2)  The Officer named below (i.e., Steven F. Tunney) is the now duly
                                        - -
               elected, qualified and acting Chief Financial Officer, Treasurer and Executive Vice President of the Company, and his signature appearing below opposite his title is his true and genuine signature.

               Chief Financial Officer               /s/ Steven F. Tunney
               ---------------------------           --------------------
                  Title of the Officer               Signature of the Officer


   Witness the signature of the undersigned this 15 day of March 2000.
                                                 --


              [Corporate Seal]                   /s/ Samuel G. Rubenstein
                                                 ------------------------------
                                                           The Declarant

                                  EXHIBIT "B"
                                  -----------

                            MCG CREDIT CORPORATION
                            ----------------------

                      Certificate as to Resolution of the
                      -----------------------------------
                       Board of Directors and Incumbency
                       ---------------------------------

     The undersigned, Samuel G. Rubenstein (the "Declarant"), hereby certifies to TWIN TOWERS II ASSOCIATES, a Virginia Limited Partnership, in his capacity as Secretary of MCG CREDIT CORPORATION, a Delaware corporation (the "Company"), that he is authorized in such capacity to execute this Certificate on behalf of the Company, and further certifies that:

     (1) The following resolution was adopted on the 29th day of February, 2000 by a vote of the Board of Directors of the Company and duly filed with the minutes of the Company:

               "RESOLVED, that the proposed Deed of Lease ("Arlington Lease") by and among the Corporation [MCG Credit Corporation] and Twin Towers II Associates be, and the same hereby is, approved; and

               FURTHER RESOLVED, that the Authorized Officers [Steven F. Tunney and/or Bryan J. Mitchell] be, and each of them acting individually is, hereby authorized, empowered and directed, in the name and on behalf of the Corporation, to execute, acknowledge, seal and deliver the Arlington Lease with Twin Towers II Associates, with such changes thereto as may be approved by the Authorized Officer executing and delivering same, such execution and delivery to constitute conclusive evidence that the same has been authorized by the Corporation in every respect; and

               FURTHER RESOLVED, that all actions that have previously been taken by any officer or director of the Corporation in connection with the actions and transactions relating to the leasing of office space in Arlington, Virginia for the Corporation be, and the same hereby are, approved, ratified and confirmed in all respects."

     (2) The Officer named below (i.e., Steven F. Tunney) is the now duly
                                  - -
         elected, qualified and acting Chief Financial Officer, Treasurer and Executive Vice President of the Company, and his signature appearing below opposite his title is his true and genuine signature.


         Chief Financial Officer                  /s/ Stephen F. Tunney
         -----------------------                 ------------------------
          Title of the Officer                   Signature of the Officer



Witness the signature of the undersigned this 15 day of March 2000.
                                              --

           [Corporate Seal]                    /s/ Samuel G. Rubenstein
                                       -----------------------------------------
                                                     The Declarant

                                  Exhibit "C"
                                  -----------

                      SPECIFICATIONS FOR OFFICE CLEANING

I. DEMISED PREMISES: (includes office areas, kitchen, stock rooms, photocopying rooms and conference rooms.)

       Daily
             1.   Collect trash.
             2.   Empty ash trays; damp wipe clean.
             3.   Dust furniture, desks, machines, phones, file cabinets, window ledges, etc.  (Papers left on desk will not be disturbed).
             4.   Vacuum carpet; dry sweep resilient tile and wood floors, spot clean.
             5.   Spot clean walls, carpet, doors, and partitions.

          Weekly
             1.   Vacuum upholstered furniture.

          Monthly
             1.   Recondition resilient tile floors.
             2.   Dust picture frames, charts, graphs, etc.
             3.   Vacuum air vents.

          Quarterly
             1.   Clean partitions.
             2.   Dust vertical surfaces; walls, etc.

II.  WINDOWS
             1.   Dust and clean venetian blinds as needed.
             2. All exterior and interior windows will be washed at least twice a year or more often if it becomes the custom in the area.

III. DOORS AND LIGHTS

          Daily
             1.   Turn off lights and check all doors on completion of work.

IV.  TRASH

          Daily
             1.   Deposit all trash in the designated area.
                  (Note: Only trash placed in waste containers, or clearly marked "TRASH" will be removed.

V.   PRIVATE LAVATORIES AND KITCHENS

          Daily
             1.   Remove all trash, garbage and refuse.

VI.  PUBLIC AREAS

      (a) Lavatories
          Daily
             1.   Clean and disinfect all toilet bowls, wash bowls and urinals.
             2.   Re-supply all dispensers.

          As needed
             1.   Wash or wipe all surfaces in rest rooms.

      (b) Corridors
          Daily

             1.   Collect trash.
             2.   Empty ash trays; damp wipe clean.
             3. Vacuum carpet, dry sweep resilient tile and wood floor spot clean.
             4.   Spot clean walls and doors.
             5.   Spot clean carpet.
                  (Note: where possible, spots and spills that are soluble and respond to standard spotting procedures will be removed.)

                             RULES AND REGULATIONS

1. No awnings or other projections shall be attached to the outside walls of the Building without prior written consent of the Landlord. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the Demised Premises which are visible from the exterior premises, without the prior written consent of the Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

2. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Demised Premises or Building without prior written consent of the Landlord. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the Tenant or Tenants violating this rule. Other than the Building standard directory strips and suite signage, all other signage shall be at the expense of Tenant and shall be of a size, color and style acceptable to the Landlord.

3. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any Tenant, nor shall any bottles, parcels, or other articles be placed on the windowsills.

4. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the exterior halls, corridors or vestibules without the prior written consent of the Landlord.

5. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

6. Except for the hanging of pictures, etc., no Tenant shall mark, paint, drill into, or in any way deface any part of the Demised Premises or the Building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. No Tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Demised Premises, and, if linoleum or other similar floor covering is desired to be used an interlining of builder's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7. No bicycles, vehicle, or animals of any kind shall be brought into or kept in or about the premises, and no cooking shall be done or permitted by any Tenant on said premises with the exception of microwave ovens. No Tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Demised Premises.

8. No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction.

9. No Tenant shall make, or permit to be made, any unseemingly or disturbing noises or disturb or interfere with occupants of this or neighboring Buildings or premises or those having business with them whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No Tenant shall throw anything out of the doors, windows or skylights or down the passageway.

10. No Tenant, nor any of Tenant's servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Demised Premises any inflammable, combustible or explosive fluid, chemical or substance.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof. Each tenant must, upon the termination of his tenancy, restore to the Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys, so furnished, such Tenant shall pay to the Landlord the cost thereof.

12. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which Landlord or its Agent may determine from time to time. Tenant shall arrange with Landlord or its Agent prior to the removal or delivery of such items. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

13. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

14. Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on Sundays and legal holidays all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom any Tenant requests same in writing. Each Tenant shall be responsible for all persons for whom he requests such pass and shall be liable to the Landlord for all acts of such person. Kastle Systems shall provide three (3) Kastle access cards for each 1000 square feet leased at no additional charge to Tenant.

15. The premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

16. The requirements of Tenants will be attended to only upon application at the office of the Building. Employees shall not perform any work or do anything outside of the regular duties, unless under special instruction from the office of the Landlord.

17. Canvassing, soliciting and peddling in the Building is prohibited and each Tenant shall co-operate to prevent the same.

18. There shall not be used in any space, or in the public halls of any Building, either by any Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with reasonable protective guards.

                                      16